Exhibit 99.1

Alico, Inc. Announces Financial Results for the Third Quarter and Nine Months Ended June 30, 2020

Fort Myers, FL, August 6, 2020 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the third quarter of fiscal year 2020 and the nine months ended June 30, 2020, the highlights which are as follows:

•

With the recent execution of two new Citrus supply agreements, the Company now has contracts in place that provide for prices per pound solid over the next several years which will be greater than the current year’s prices per pound solid.

•	Company entered into a new long-term agreement to provide citrus grove management for approximately 7,000 acres in southwestern Florida.
•	The coronavirus outbreak (“COVID-19”) did not impact the Company’s fiscal year 2020 harvest and has not had a material adverse impact on the Company’s overall business operations.
•	Company appoints two new Board members with Florida agriculture expertise and exceptional credentials.
•	Company provides Net Income and EBITDA guidance for the remainder of fiscal year 2020.

Results of Operations

For the nine months ended June 30, 2020, the Company earned net income attributable to Alico common stockholders of approximately $6.5 million and earnings of $0.86 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $21.3 million and earnings of $2.85 per diluted common share for the nine months ended June 30, 2019. The decrease in net income attributable to Alico common stockholders is primarily due to a decline in the market price per pound solids for citrus fruit this past 2019/2020 harvest season because of unfavorable industry supply dynamics and a decrease in processed box production caused by greater fruit drop in the current harvest season as compared to the 2018/2019 harvest season. Partially offsetting this decrease was (i) funds awarded through the federal disaster relief program, (ii) a reduction in certain general and administrative costs and (iii) a gain on the sale of certain parcels on the east side of the Alico Ranch.

When both periods are adjusted for certain non-recurring items, the Company had adjusted net income of $0.25 per diluted common share for the nine months ended June 30, 2020, compared to adjusted net income of $3.26 per diluted common share for the nine months ended June 30, 2019. Adjusted EBITDA for the nine months ended June 30, 2020 and 2019 was $17.7 million and $48.1 million, respectively.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's profit and cash flows from operating activities are typically recognized in those quarters and our working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended June 30,				Nine Months Ended June 30,
	2020	2019	Change		2020	2019	Change

Net income attributable to Alico, Inc. common stockholders	$2,096	$16,244	$(14,148)	(87.1)%	$6,458	$21,324	$(14,866)	(69.7)%
EBITDA (1)	$7,518	$26,962	$(19,444)	(72.1)%	$23,932	$44,472	$(20,540)	(46.2)%
Adjusted EBITDA (1)	$7,441	$26,720	$(19,279)	(72.2)%	$17,712	$48,058	$(30,346)	(63.1)%
Earnings per diluted common share	$0.28	$2.17	$(1.89)	(87.1)%	$0.86	$2.85	$(1.99)	(69.8)%
Net cash provided by operating activities	$9,433	$35,618	$(26,185)	(73.5)%	$21,121	$41,686	$(20,565)	(49.3)%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

Alico Citrus Division Results

Citrus production for the three and nine months ended June 30, 2020 and 2019 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Nine Months Ended
	June 30,		Change		June 30,		Change
	2020	2019	Unit	%	2020	2019	Unit	%
Boxes Harvested:
Early and Mid-Season	—	—	—	NM	3,146	3,114	32	1.0%
Valencias	1,905	3,492	(1,587)	(45.4)%	4,165	4,790	(625)	(13.0)%
Total Processed	1,905	3,492	(1,587)	(45.4)%	7,311	7,904	(593)	(7.5)%
Fresh Fruit	44	74	(30)	(40.5)%	247	210	37	17.6%
Total	1,949	3,566	(1,617)	(45.3)%	7,558	8,114	(556)	(6.9)%

Pound Solids Produced:
Early and Mid-Season	—	—	—	NM	17,947	16,873	1,074	6.4%
Valencias	11,970	22,023	(10,053)	(45.6)%	25,631	29,854	(4,223)	(14.1)%
Total	11,970	22,023	(10,053)	(45.6)%	43,578	46,727	(3,149)	(6.7)%

Average Pound Solids per Box:
Early and Mid-Season	—	—	—	NM	5.70	5.42	0.28	5.2%
Valencias	6.28	6.31	(0.03)	(0.5)%	6.15	6.23	(0.08)	(1.3)%

Price per Pound Solids:
Early and Mid-Season	—	—	—	NM	$1.74	$2.35	$(0.61)	(26.0)%
Valencias	$2.03	$2.49	$(0.46)	(18.5)%	$1.95	$2.46	$(0.51)	(20.7)%

NM - Not meaningful

For the nine months ended June 30, 2020, Alico Citrus harvested approximately 7.6 million boxes of fruit, a decrease of 6.9% from the same period of the prior fiscal year. The decrease was principally attributable to greater fruit drop in the current harvest season as compared to the prior harvest season. The Company saw a reduction in its average blended price per pound solid fall from $2.42 in the prior fiscal year to $1.86 in the current fiscal year, largely due to the Florida citrus crop being greater than expected in the 2018/2019 harvest season, leading to excess inventory levels at Florida citrus juice processors in the current harvest season.  The price reduction was also impacted by the continued inflow of imported orange juice, though at lower levels than the prior year. Because of increased consumption of not-from-concentrate orange juice by retail consumers since February 2020, as indicated in the published Nielsen data, inventory levels at the Florida citrus juice processors have been decreasing. The Company expects this inventory trend will lead to improved market pricing improvement in the next harvest season.

The Company’s harvesting activities were not impacted by the coronavirus pandemic, and there were no disruptions in delivering fruit to the processors. Additionally, to date, the Company has not experienced any material challenges to its operations from COVID-19.

In July 2020, the Company entered into a long-term agreement to provide citrus grove management services, including harvest and haul responsibilities, to another top ten Florida grower, Barron Collier Companies. The Company will manage citrus operations for approximately 7,000 acres of Barron Collier groves in Collier and Hendry Counties, in exchange for a per acre management fee after being reimbursed for all of its costs incurred.

Water Resources and Other Operations Division Results

Income from operations for the Water Resources and Other Operations Division for the nine months ended June 30, 2020 improved by approximately $0.4 million compared to the nine months ended June 30, 2019. This was primarily due to lower expenses related to the dispersed water project, as well as a reduction in land consulting expenses.

As a result of the Company granting the State of Florida an option to purchase an approximate 10,700 acre parcel on the western part of Alico Ranch (the “State Option”), and because a sale of those acres would affect the proposed dispersed water management project, the Company has decided to suspend all permit approval activities for its dispersed water management project. The Company expects this transaction to close by the end of September 2020.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “Alico is deeply saddened by the passing of our former President and Chairman of the Board, Ben Hill Griffin, III, last month. Ben Hill Griffin, III was a champion for Florida citrus and led Alico through a time of strong growth. He was a role model as a true Floridian and leaves an indelible legacy in agriculture. Alico is forever proud to have donated the land for Florida Gulf Coast University under Ben Hill’s leadership. We extend our sincerest condolences to Mr. Griffin’s family and continue to strive to live up to the ideals that generations of Griffins set for Alico.

We are proud to embark on a new business initiative working with Barron Collier to manage their citrus grove operations.  This multi-year partnership allows Alico to leverage its existing grove management expertise. We currently own, operate and manage more than 31,000 net citrus acres and by adding approximately 7,000 Barron Collier net citrus acres to our platform it will enable Alico to continue to improve its economies of scale.  We are delighted to have been able to add the majority of the Barron Collier citrus team members to our Alico team and are impressed with their professionalism and citrus grove management expertise.  We believe that our combined best practices will improve all of our groves and continue to establish our position as a citrus industry leader. Alico will continue to pursue similar citrus grove management opportunities over the next year.

To continue to become more transparent to our investors, Alico is providing limited financial guidance for the remainder of fiscal year ended September 30, 2020.  As anticipated and discussed last quarter, Alico will realize lower earnings this fiscal year primarily because of lower market prices for citrus fruit. However, our new citrus supply agreements, which extend until 2024, have pricing mechanisms which will protect the Company in the event of over-supply. Under these agreements, Alico is entitled to receive greater prices per pound solid than the prices per pound solid realized by the Company this fiscal year, as the agreements incorporate certain increasing pricing provisions over the next several seasons. Additionally, because higher levels of consumer demand have increased not-from-concentrate orange juice consumption in 2020 and driven down processor inventory levels, we anticipate the market prices next season for pound solids may be above our hard floors as well. We are pleased that our operating costs have been consistent over the last few years, after executing operational and financial improvements previously outlined in our Alico 2.0 Modernization program, and hope that pricing improvement will allow Alico to return to greater levels of profitability.”

Mr. Kiernan continued, “Alico is fortunate to welcome both Kate English and Adam Putnam to its Board of Directors, which was announced this morning. These two directors will further enhance the strength of our existing Board. As lifelong Floridians, Ms. English and Mr. Putnam both bring firsthand knowledge of citrus, cattle and recreational hunting operations to the Alico team.  They are exceptional professionals within their respective fields, and we look forward to their contributions to support the Company’s strategies and growth. Ms. English is a Partner at Pavese Law Firm, and her practice concentrates on environmental and land use law, with an emphasis on seeking and maintaining entitlements for larger properties. Mr. Putnam is the Chief Executive Officer of Ducks Unlimited, an American nonprofit organization dedicated to the conservation of wetlands and associated upland habitats for waterfowl and other wildlife.  Mr. Putnam also served as Florida’s Commissioner of Agriculture from 2011-2019 and was a US Congressman for five terms.”

Other Corporate Financial Information

General and administrative expenses for the nine months ended June 30, 2020 totaled approximately $8.3 million, compared to approximately $10.8 million for the nine months ended June 30, 2019. The decrease was attributable in large part to (i) a reduction  in professional fees of approximately $2.3 million relating to corporate matters incurred in the nine months ended June 30, 2019, (ii) a reduction in consulting and separation fees of approximately $0.8 million incurred in the nine months ended June 30, 2019 relating to a settlement agreement with a former senior executive,  (iii) a reduction in rent expense of approximately $0.15 million as a result of the Company not renewing its lease for office space in New York City and (iv) a reduction in Board of Director compensation of approximately $0.15 million. These decreases were partially offset by an adjustment to stock compensation expense whereby the Company recorded a reduction in stock compensation expense of approximately $0.8 million for the nine months ended June 30, 2019, as a result of a former senior executive forfeiting his stock options as part of a settled litigation and an increase in Directors and Officers insurance premiums of approximately $0.18 million.

Other expense, net, for the nine months ended June 30, 2020 and 2019 was approximately $1.6 million and approximately $6.5 million, respectively. The decrease in the other expense, net is primarily due to (i) the Company recognizing a gain on sale of real estate, property and equipment and assets held for sale of approximately $3.0 million during the nine months ended June 30, 2020 compared to the same period in the prior year where no significant gain on sale of assets was recorded, (ii) the Company recognizing a reduction of approximately $1.0 million in lower interest expense as a result of the reduction of its long-term debt attributable to making its mandatory principal payments and making a prepayment of one of its long-term debt obligations and (iii) during the nine months ended June 30, 2019, the Company recorded an expense of approximately $1.0 million relating to the change in fair value of the derivative asset and derivative liabilities.

During the nine months ended June 30, 2020 the Company received approximately $4.6 million of additional proceeds under the Florida Citrus Recovery Block Grant (“Florida CRBG”) program relating to Hurricane Irma. To date, the Company has received approximately $20.2 million of proceeds under the Florida CRBG program, which represented reimbursement under Part 1 and Part 2.  The timing and amount to be received under Part 3 of the Florida CRBG program, if any, has not yet been finalized.

Guidance

Following the close of the 2019/2020 harvest season and an evaluation of forecasted expenses for its fourth quarter, the Company is projecting net income for its fiscal year ended September 30, 2020 between $22.0 million and $24.0 million and EBITDA for its fiscal year ended September 30, 2020 between $49.5 million and $52.5 million. The net income and EBITDA guidance reflects the assumption that the State Option will be exercised and will close prior to September 30, 2020.

Dividend

On July 12, 2020, the Company paid a third quarter cash dividend of $0.09 per share on its outstanding common stock to stockholders of record as of June 28, 2020.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•

The Company’s working capital, excluding approximately $64.4 million drawn on its lines of credit which is being held in cash as a liquidity reserve, was approximately $24.6 million at June 30, 2020, representing a 2.00 to 1.00 ratio.

•

The Company continues to improve upon its debt to equity ratio.  At June 30, 2020, September 30, 2019 and September 30, 2018, the ratios, excluding the approximately $64.4 million drawn on its lines of credit which is being held in cash, were 0.74 to 1.00, 0.82 to 1.00 and 1.00 to 1.00, respectively.

At June 30, 2020, the Company had term debt, including lines of credit, net of cash and cash equivalents and restricted cash, of approximately $134.1 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; Alico’s receipt of future funding from the state of Florida in connection with water retention projects; impact of the COVID-19 outbreak and the coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; any increase in the public float resulting from the distribution by 734 Investors of its shares to its members; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the ability to secure permits for the Water Storage Contract and Project from the South Florida Water Management District; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U. S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; whether the State of Florida exercises an option to purchase approximately 10,700 acres of land from Alico; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; and soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contain financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the projected financial impact will prove accurate.  Accordingly, actual results may differ materially from the projected financial impact.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	September 30,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,426	$18,630
Accounts receivable, net	909	713
Inventories	29,253	40,143
Assets held for sale	1,366	1,442
Prepaid expenses and other current assets	1,645	1,049
Total current assets	113,599	61,977

Restricted cash	784	5,208
Property and equipment, net	351,077	345,648
Goodwill	2,246	2,246
Other non-current assets	2,226	2,309
Total assets	$469,932	$417,388

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,503	$4,163
Accrued liabilities	5,803	7,769
Long-term debt, current portion	5,130	5,338
Deferred retirement obligations	5,226	5,226
Income taxes payable	2,802	5,536
Other current liabilities	1,139	919
Total current liabilities	24,603	28,951

Long-term debt:
Principal amount, net of current portion	145,810	158,111
Less: deferred financing costs, net	(1,195)	(1,369)
Long-term debt less current portion and deferred financing costs, net	144,615	156,742
Lines of credit	64,380	—
Deferred income tax liabilities, net	31,353	32,125
Other liabilities	246	172
Total liabilities	265,197	217,990
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,486,108 and 7,476,513 shares outstanding at June 30, 2020 and September 30, 2019, respectively	8,416	8,416
Additional paid in capital	20,181	19,781
Treasury stock, at cost, 930,037 and 939,632 shares held at June 30, 2020 and September 30, 2019, respectively	(31,539)	(31,943)
Retained earnings	202,488	198,049
Total Alico stockholders' equity	199,546	194,303
Noncontrolling interest	5,189	5,095
Total stockholders' equity	204,735	199,398
Total liabilities and stockholders' equity	$469,932	$417,388

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Operating revenues:
Alico Citrus	$25,360	$56,819	$85,336	$118,539
Water Resources and Other Operations	762	746	2,306	2,326
Total operating revenues	26,122	57,565	87,642	120,865
Operating expenses:
Alico Citrus	19,508	31,141	67,866	73,597
Water Resources and Other Operations	394	420	1,325	1,768
Total operating expenses	19,902	31,561	69,191	75,365
Gross profit	6,220	26,004	18,451	45,500
General and administrative expenses	2,556	2,682	8,269	10,786
Income from operations	3,664	23,322	10,182	34,714
Other (expense) income, net:
Interest expense	(1,603)	(1,745)	(4,599)	(5,625)
Gain on sale of real estate, property and equipment and assets held for sale	154	114	3,017	137
Change in fair value of derivatives	—	—	—	(989)
Other income (expense)	44	8	(20)	18
Total other (expense) income, net	(1,405)	(1,623)	(1,602)	(6,459)
Income before income taxes	2,259	21,699	8,580	28,255
Income tax provision	171	5,483	2,028	7,082
Net income	2,088	16,216	6,552	21,173
Net loss (income) attributable to noncontrolling interests	8	28	(94)	151
Net income attributable to Alico, Inc. common stockholders	$2,096	$16,244	$6,458	$21,324
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$0.28	$2.17	$0.86	$2.85
Diluted	$0.28	$2.17	$0.86	$2.85
Weighted-average number of common shares outstanding:
Basic	7,486	7,470	7,481	7,470
Diluted	7,493	7,471	7,493	7,494

Cash dividends declared per common share	$0.09	$0.06	$0.27	$0.18

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended June 30,
	2020	2019
Net cash provided by operating activities:
Net income	$6,552	$21,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	10,847	10,441
Deferred income tax (benefit) expense	(772)	454
Loss on disposal of long-lived assets	48	—
Gain on sale of real estate, property and equipment and assets held for sale	(3,065)	(137)
Change in fair value of derivatives	—	989
Impairment of long-lived assets	723	244
Impairment of right-of-use asset	87	—
Stock-based compensation expense	1,042	537
Other	15	(160)
Changes in operating assets and liabilities:
Accounts receivable	(196)	(3,741)
Inventories	10,890	10,327
Prepaid expenses and other assets	(758)	(480)
Accounts payable and accrued liabilities	(1,852)	(2,587)
Income tax payable	(2,734)	4,250
Other liabilities	294	376
Net cash provided by operating activities	21,121	41,686

Cash flows from investing activities:
Purchases of property and equipment	(17,007)	(14,567)
Net proceeds from sale of real estate, property and equipment and assets held for sale	3,322	419
Change in deposits on purchase of citrus trees	53	(256)
Deposit on purchase of citrus grove	(25)	—
Advances on notes receivables, net	91	56
Net cash used in investing activities	(13,566)	(14,348)

Cash flows from financing activities:
Repayments on revolving lines of credit	(46,187)	(86,123)
Borrowings on revolving lines of credit	110,567	83,438
Principal payments on term loans	(12,509)	(8,169)
Treasury stock purchases	(238)	(25,576)
Payment on termination of sugarcane agreement	—	(11,300)
Dividends paid	(1,793)	(1,343)
Deferred financing costs	(23)	—
Net cash provided by (used in) financing activities	49,817	(49,073)

Net increase (decrease) in cash and cash equivalents and restricted cash	57,372	(21,735)
Cash and cash equivalents and restricted cash at beginning of the period	23,838	32,260

Cash and cash equivalents and restricted cash at end of the period	$81,210	$10,525

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019

Net income attributable to common stockholders	$2,096	$16,244	$6,458	$21,324
Interest expense	1,603	1,745	4,599	5,625
Income tax provision	171	5,483	2,028	7,082
Depreciation, depletion, and amortization	3,648	3,490	10,847	10,441
EBITDA	7,518	26,962	23,932	44,472
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	87	—
Impairment of long-lived assets	—	244	723	244
Employee stock compensation expense (1)	77	114	512	684
Separation agreement expense (2)	—	—	104	800
Tender offer expenses	—	—	—	32
Professional fees relating to corporate matters	—	—	—	2,283
Change in fair value of derivatives	—	—	—	989
Forfeiture of stock options (3)	—	—	—	(823)
Federal relief proceeds - Hurricane Irma	—	(486)	(4,629)	(486)
Gains on sale of real estate, property and equipment and assets held for sale	(154)	(114)	(3,017)	(137)

Adjusted EBITDA	$7,441	$26,720	$17,712	$48,058

(1) Includes stock compensation expense for current and former executives and managers.

(2) Includes separation expenses for a former CEO and senior manager.

(3) Includes forfeitures of stock options by former CEO, resulting in expense recapture.

Adjusted Earnings Per Diluted Common Share

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019

Net income attributable to common stockholders	$2,096	$16,244	$6,458	$21,324
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	87	—
Impairment of long-lived assets	—	244	723	244
Employee stock compensation expense (1)	77	114	512	684
Separation agreement expense (2)	—	—	104	800
Tender offer expenses	—	—	—	32
Professional fees relating to corporate matters	—	—	—	2,283
Change in fair value of derivatives	—	—	—	989
Forfeiture of stock options (3)	—	—	—	(823)
Federal relief proceeds - Hurricane Irma	—	(486)	(4,629)	(486)
Gains on sale of real estate, property and equipment and assets held for sale	(154)	(114)	(3,017)	(137)
Tax impact	(160)	64	1,671	(468)

Adjusted net income attributable to common stockholders	$1,859	$16,066	$1,909	$24,442

Diluted common shares	7,493	7,471	7,493	7,494

Adjusted net income per diluted common share	$0.25	$2.15	$0.25	$3.26

(1) Includes stock compensation expense for current and former executives and managers.

(2) Includes separation expenses for a former CEO and senior manager.

(3) Includes forfeitures of stock options by former CEO, resulting in expense recapture.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted Earnings per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Earnings per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Earnings per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.

Fiscal Year 2020 Guidance
(in thousands)

Fiscal Year End
September 30, 2020
Projected range
Net Income attributable to common stockholders	$22,000 - $24,000
Interest expense	$5,900 - $6,100
Income tax provision	$7,300 - $7,900
Depreciation, depletion and amortization	$14,300 - $14,500

EBITDA	$49,500 - $52,500